Exhibit 10.2

EHEALTH, INC.
EXECUTIVE BONUS PLAN 2015

1.	Plan Objectives.

•	Reward management for achieving stated business objectives

•	Build long-term stockholder value

•	Provide competitive compensation for senior management

2.Administration. The Compensation Committee of eHealth, Inc. (the “Company”) will administer the Executive Bonus Plan (the “Plan”). The Compensation Committee reserves the right at any time during the fiscal year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Compensation Committee.

3.Eligibility. Senior management of the Company as nominated by the CEO and approved by the Compensation Committee, but not including the CEO, (collectively, “Participants”) are eligible to participate in this Plan. Participation in the Plan in one year does not imply continued Plan participation in any subsequent year. Participants must be employed at the time of payment to earn any payment under the Plan.

Eligible senior management hired during the Plan year will have their Target Incentive Percentage and Maximum Incentive Percentage set by the Compensation Committee (see Item 5 below). Such Participant’s incentive payout will be pro-rated from the first day of employment; provided that the Compensation Committee determines that the Participant is eligible to participate. Employees hired after September 30, 2015 are not eligible for incentive payout for the 2015 Plan year, unless the Compensation Committee determines otherwise.

4.	Term. Twelve (12) months, commencing on January 1, 2015 and ending on December 31, 2015.

5.Target Incentive Payout. The Compensation Committee will approve a Target Incentive Percentage and a Maximum Incentive Percentage for each Participant. The incentives under this Plan are expressed as a percentage of annual base salary as of the time the Compensation Committee approves a Participant’s participation in the Plan (the “Annual Salary”). Attached, as Exhibit A, is a schedule of the Annual Salary, Target and Maximum Incentive Percentages and aggregate incentive for each 2015 Plan Participant. The aggregate “Target Incentive Award” for each Participant is equal to that Participant’s Annual Salary multiplied by the Target Incentive Percentage for that Participant.

6.Incentive Determination. No payout will be earned by any Participant unless the Company achieves adjusted EBITDA of at least the threshold goal as approved by the Compensation Committee in connection with the adoption of this Plan (the “Threshold Goal”). Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, other expense, net, provision (benefit) for income taxes and restructuring charges to GAAP net income (loss). If achieved, Participants will earn 100% of their Target Incentive Award.
If the Threshold Goal is achieved, Participants will be eligible to earn a payout in excess of their respective Target Incentive Award if the Company achieves performance in excess of target for corporate performance related to adjusted EBITDA or revenue. If either or both goals are achieved above the target goals (subject to having achieved the Threshold Goal), then a Participant’s Target Incentive Award will be multiplied by the greater multiplier achieved with respect to either the adjusted EBITDA or revenue goals as follows:

Exhibit 10.2

Revenue
Attainment %	Attainment $	Payout %
>= 110%		150.0%
109%		145.0%
108%		140.0%
107%		135.0%
106%		130.0%
105%		125.0%
104%		120.0%
103%		115.0%
102%		110.0%
101%		105.0%
100%		100.0%

Adjusted EBITDA
Attainment %	Attainment $	Payout %
		150.00%
		143.50%
		136.25%
		129.00%
		121.75%
		114.50%
		107.25%
100%	$—	100.00%
Achievement between goals will be interpolated on a linear basis to determine the payout percentage.

For purposes of determining achievement of the adjusted EBITDA or revenue goals, the Compensation Committee may exclude, in its sole discretion, (i) the effect of mergers and acquisitions closing in 2015 (if any), (ii) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the Compensation Committee to be extraordinary or non-recurring in its sole discretion, and (iii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

7.Payment. Payments under the Plan will be made following the release of the Company’s earnings to the public, but in no event later than March 15, 2016. The Compensation Committee must approve all executive officer incentive awards prior to payment. All Plan payments will be made net of applicable withholding taxes.

8.Employment at Will. The employment of all employees at the Company is terminable at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between eHealth and any employee.

9.Entire Agreement. This Plan is the entire agreement between eHealth and the Participants regarding the subject matter of this Plan and supersedes all prior bonus compensation or bonus incentive plans or any written or verbal representations regarding the subject matter of this Plan.
******

Exhibit 10.2

EXHIBIT A

Salaries, Incentives and Incentive Percentages for 2015 Plan Participants

			INCENTIVE %		INCENTIVE $
OFFICERS	SALARY	TITLE	TARGET	MAX	TARGET	MAX
Bernstein, Jeff		SVP, Marketing	60%	90%
Huizinga, Stuart	$325,000	SVP and CFO	60%	90%	$195,000	$292,500
Hurley, Robert	$265,200	SVP of Sales and Operations	60%	90%	$159,120	$238,680
Tsao, Tom	$350,000	EVP, Chief Technology and Product Officer	60%	90%	$210,000	$315,000
Shaughnessy, Bill	$525,000	President & COO	60%	90%	$315,000	$472,500
Sullivan, David		SVP, BD & Partner Management	60%	90%